Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-4 of Coca-Cola HBC AG of our report dated March 22, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Coca-Cola Hellenic Bottling Company S.A.’s  2011 Annual Report on Form 20-F for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

December 14, 2012